Exhibit 16.1

Baker Tilly Advisory Group, LP

3655 Nobel Dr,Suite 300

San Diego, CA 92122

United States of America

T: +1 (858) 597 4100

F: +1 (858) 597 4111

bakertilly.com

July 3, 2024

Securities and Exchange Commission

100 F Street, N

E Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Aethlon Medical, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated July 3, 2024 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Baker Tilly US, LLP

San Diego, California

July 3, 2024

Baker Tilly Advisory Group, LP and Baker Tilly US, LLP, trading as Baker Tilly, are members of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. Baker Tilly US, LLP is a licensed CPA firm that provides assurance services to its clients. Baker Tilly Advisory Group, LP and its subsidiary entities provide tax and consulting services to their clients and are not licensed CPA firms.